RESTATED CERTIFICATE OF TRUST

FOR

NEUBERGER BERMAN INSTITUTIONAL LIQUIDITY FUNDS

Originally formed under the name Lehman Brothers Investor Liquidity Series

This Restated Certificate of Trust is being duly executed and filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.).

ARTICLE I

The name of the statutory trust:

“Neuberger Berman Alternative Funds” (the “Trust”)

ARTICLE II

The Trust is a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. ss. 80a-1 et seq.).

ARTICLE III

The address of the registered office of the Trust in the State of Delaware is:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, New Castle County, Delaware 19808

ARTICLE IV

The address of the registered agent for service of process on the Trust in the State of Delaware is:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, New Castle County, Delaware 19808

The name of the registered agent at such address is:

Corporation Service Company

ARTICLE V

The Trust Instrument relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust.  Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately from the assets of the Trust associated solely with any other series.  As provided in the Trust Instrument, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or assets belonging to any other series, and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series, or with respect to any other series, shall be enforceable against the assets of such specified series.

ARTICLE VI

This Restated Certificate of Trust shall become effective on October 14, 2010 in the Office of the Secretary of State of Delaware.

ARTICLE VII

The date of filing of the original certificate of trust:

February 15, 2005

IN WITNESS WHEREOF, the undersigned, being a Trustee, has executed this Restated Certificate of Trust of Neuberger Berman Institutional Liquidity Funds as of this _14th  day of October 2010.

/s/ Robert Conti_____________________
Name: Robert Conti
Title: Trustee